UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          Internet Commerce Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   46059F 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

[ ] Rule 13d - 1(b)
[X] Rule 13d - 1(c)
[ ] Rule 13d - 1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------                          ----------------------------
CUSIP No.  46059F 10 9                              Page   2    of    5    Pages
--------------------------                          ----------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Benny Shabtai
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)  ______
           (b)  ______
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Citizen of the United States of America and of Israel
--------------------------------------------------------------------------------
    NUMBER OF            5       SOLE VOTING POWER
      SHARES                       50,000 shares
   BENEFICIALLY          -------------------------------------------------------
     OWNED BY            6       SHARED VOTING POWER
       EACH                        0 shares
    REPORTING            -------------------------------------------------------
      PERSON             7       SOLE DISPOSITIVE POWER
       WITH                        50,000 shares
                         -------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                   0 shares
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    50,000 shares
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Less than 1%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

                    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                          ----------------------------
CUSIP No.  46059F 10 9                              Page   3    of    5    Pages
--------------------------                          ----------------------------

ITEM 1(A)           NAME OF ISSUER:

                      Internet Commerce Corporation

ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      805 Third Avenue
                      New York, New York 10022

ITEM 2(A)           NAME OF PERSON FILING:

                      Benny Shabtai

ITEM 2(B)           ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
                    RESIDENCE:

                      587 Fifth Avenue, New York, New York 10007

ITEM 2(C)           CITIZENSHIP:

                      Citizen of the United States of America and of Israel

ITEM 2(D)           TITLE OF CLASS OF SECURITIES:

                      Class A Common Stock, $.01 par value per share

ITEM 2(E)           CUSIP NUMBER:

                      46059F 10 9

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                      Not applicable.

                                  SCHEDULE 13G

--------------------------                          ----------------------------
CUSIP No.  46059F 10 9                              Page   4    of    5    Pages
--------------------------                          ----------------------------

ITEM 4    OWNERSHIP:

          (a)      Amount Beneficially Owned:
                   50,000 shares

          (b)      Percent of Class:
                   Less than 1% (1)

          (c)      Number of Shares as to which such person has:

                   (i)      sole power to vote or direct the vote: 50,000
                            shares(1)

                   (ii)     shared power to vote or direct the vote: 0 shares

                   (iii) sole power to dispose or to direct the disposition of: 50,000 shares(1)

                   (iv) shared power to dispose or to direct the disposition of: 0 shares

          -------------------
          (1) Based on 5,612,788 outstanding shares of Class A Common Stock, as last reported by the issuer.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: [X]

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class A Common Stock beneficially owned by Mr. Shabtai.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

--------------------------                          ----------------------------
CUSIP No.  46059F 10 9                              Page   5    of    5    Pages
--------------------------                          ----------------------------

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

                   Not applicable.

ITEM 10   CERTIFICATION:

          (a)      Not applicable.

          (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with a or as a participant in any transaction having that purpose or effect.


SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  February 29, 2000                                /s/ Benny Shabtai
       -----------------                                ------------------------
                                                            Benny Shabtai